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Execution Version

                                                                Exhibit 29(b)(3)

                             MUTUAL FUND CUSTODY AND
                               SERVICES AGREEMENT

     THIS AGREEMENT, effective as of the 31st day of August, 2007, and is by and among LINCOLN NATIONAL VARIABLE ANNUITY FUND A (referred to herein as the "Fund") a registered investment company with its principal place of business at 1300 South Clinton Street, Fort Wayne, Indiana 46802, THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (referred to herein as "Lincoln Life") an Indiana-domiciled insurance company with its principal place of business at 1300 South Clinton Street, Fort Wayne, Indiana 46802, and MELLON BANK, N.A. (referred to herein as the "Custodian") a national banking association with its principal place of business at One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258.

                                   WITNESSETH:

     WHEREAS, Lincoln Life established the Fund as a segregated investment account under Indiana law;

     WHEREAS, the Fund is authorized to issue units ("Units"); and

     WHEREAS, the Fund, Lincoln Life and the Custodian desire to set forth their agreement with respect to the custody of the Fund's Securities and cash and the processing of Securities transactions.

     NOW THEREFORE, the Fund, Lincoln Life and the Custodian agree as follows:

                                   DEFINITIONS

     The following words and phrases, unless the context requires otherwise, shall have the following meanings:

1. "Act": the Investment Company Act of 1940 and the Rules and Regulations thereunder, all as amended from time to time.

2. "Agreement": this agreement and any amendments.

3. "Assets": any Securities and other assets and investments of the Fund and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

4. "Authorized Person": any person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Fund to give Instructions on behalf of the Fund which is listed in the Certificate annexed hereto as Appendix A or such other Certificate as may be received by the Custodian from time to time.

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5. "Board": the Board of Directors/Trustees (or the body authorized to exercise authority similar to that of the board of directors of a corporation) of the Fund.

6. "Book-Entry System": the Federal Reserve/Treasury book-entry system for United States and federal agency Securities, its successor or successors and its nominee or nominees.

7. "Business Day": any day on which the Fund, Lincoln Life, the Custodian, the Book-Entry System and appropriate clearing corporation(s) are open for business.

8. "Certificate": any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, which is actually received by the Custodian and signed on behalf of the Fund by an Authorized Person or Persons designated by the Board to issue a Certificate.

9. "Instructions": (i) all directions to the Custodian from an Authorized Person pursuant to the terms of this Agreement; (ii) all directions by or on behalf of the Fund to the Custodian in its corporate capacity (or any of its affiliates) with respect to contracts for foreign exchange; (iii) all directions by or on behalf of the Fund pursuant to an agreement with Custodian (or any of its affiliates) with respect to benefit disbursement services or information or transactional services provided via a web site sponsored by the Custodian (or any of its affiliates) (e.g., the "Workbench web site") and (iv) all directions by or on behalf of the Fund pursuant to any other agreement or procedure between the Custodian (or any of its affiliates) and the Fund, if such agreement or procedure specifically provides that authorized persons thereunder are deemed to be authorized to give instructions under this Agreement. Instructions shall be in writing, transmitted by first class mail, overnight delivery, private courier, facsimile, or shall be an electronic transmission subject to the Custodian's policies and procedures, other institutional delivery systems or trade matching utilities as directed by an Authorized Person and supported by the Custodian, or other methods agreed upon in writing by the Fund and Custodian. The Custodian may, in its discretion, accept oral directions and instructions from an Authorized Person and may require confirmation in writing. However, where the Custodian acts on an oral direction prior to receipt of a written confirmation, the Custodian shall not be liable if a subsequent written confirmation fails to conform to the oral direction.

10. "Primary Custodian": the meaning set forth in Rule 17f-7(b)(2).

11. "Prospectus": the Fund's current registration statement, including the prospectus(es) and statement(s) of additional information relating to the registration of the Units under the Securities Act of 1933, as amended, and the Act.

12. "Rules 17f-4 and 17f-7": such Rules as promulgated under Section 17(f) of the Act, as such rules (and any successor rules or regulations) may be amended from time to time.

13. "Security" or "Securities": bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities, commodities, interests and investments from time to

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time owned by the Fund.

14. "Securities Depository": a system for the central handling of securities as defined in Rule 17f-4.

15. "Units": units of the Fund, however designated.

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                         ARTICLE I. - CUSTODY PROVISIONS

1. Appointment of Custodian. The Board appoints the Custodian, and the Custodian accepts appointment, as custodian of all the Assets at the time owned by or in the possession of the Fund during the period of this Agreement. The Board shall not appoint any other custodian for any Assets of the Fund during the Initial Term.

2. Custody of Cash and Securities.

     a. Receipt and Holding of Assets. The Fund will deliver or cause to be delivered to the Custodian all Assets owned by it at any time during the period of this Custody Agreement. The Custodian will not be responsible for such Assets until actually received. The Board specifically authorizes the Custodian to hold Assets or other property of the Fund with any domestic subcustodian or Securities Depository, as may be directed by the Fund or its investment adviser or subadviser, as the case may be. Assets of the Fund deposited in a Securities Depository will be reflected in an account or accounts which include only assets held by the Custodian for its customers.

     b. Disbursements of Cash and Delivery of Securities. The Custodian shall disburse cash or deliver out Securities only for the purposes listed below. Instructions must specify or evidence the purpose for which any transaction is to be made and the Fund shall be solely responsible to assure that Instructions are in accord with any limitations or restrictions applicable to the Fund:

          (1) In payment for Securities purchased for the Fund;

          (2) In payment for Units which have been redeemed by the Fund;

          (3) In payment of taxes;

          (4) When Securities are sold, called, redeemed, retired, or otherwise become payable;

          (5) In exchange for, or upon conversion into, other securities alone or other securities and cash pursuant to any plan or merger, consolidation, reorganization, recapitalization, readjustment or other similar transactions;

          (6) Upon conversion of Securities pursuant to their terms into other securities;

          (7) Upon exercise of subscription, purchase or other similar rights represented by Securities;

          (8) For the payment of interest, management or supervisory fees, distributions or operating expenses;

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          (9) In payment of fees and in reimbursement of the expenses and liabilities of the Custodian attributable to the Fund;

          (10) In connection with any borrowings by the Fund or short sales of securities requiring a pledge of Assets, but only against receipt of amounts borrowed;

          (11) In connection with any loans, but only against receipt of adequate collateral as specified in Instructions which shall reflect any restrictions applicable to the Fund;

          (12) For the purpose of redeeming Units and the delivery to, or the crediting to the account of, the Custodian or the Fund's transfer agent, such Units to be purchased or redeemed;

          (13) For the purpose of redeeming in kind Units against delivery to the Custodian, its subcustodian or the Fund's transfer agent of Units to be so redeemed;

          (14) For delivery in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of The National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund. The Custodian will act only in accordance with Instructions in the delivery of Securities to be held in escrow and will have no responsibility or liability for any such Securities which are not returned promptly when due other than to make proper requests for such return;

          (15) For spot or forward foreign exchange transactions to facilitate security trading, receipt of income from Securities or related transactions;

          (16) Upon the termination of this Agreement;

          (18) In connection with non-certificated investments including, but not limited to: deposit obligations, repurchase agreements, and swap transactions, loan participations, options and futures transactions and other derivative investments;

          (19) For other proper purposes as may be specified in Instructions issued by an Authorized Person of the Fund which shall include a statement of the purpose for which the delivery or payment is to be made, the amount of the payment or specific Assets to be delivered, the name of the person or persons to whom delivery or payment is to be made, and a Certificate stating that the purpose is a proper purpose under the instruments governing the Fund; and

          (20) For delivery of Assets of the Fund as set forth under Article I,

Section 7.

     c. Actions Which May be Taken Without Instructions. Unless an Instruction

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to the contrary is received, the Custodian shall:

          (1) Collect all income due or payable, provided that the Custodian shall not be responsible for the failure to receive payment of (or late payment of) distributions or other payments with respect to Assets held in the account;

          (2) Present for payment and collect the amount payable upon all Assets which may mature or be called, redeemed, retired or otherwise become payable. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Fund for monitoring or ascertaining any call, redemption or retirement dates with respect to put bonds or similar instruments which are owned by the Fund and held by the Custodian or its nominees where such dates are not published in sources routinely used by the Custodian. Nor shall the Custodian have any responsibility or liability to the Fund for any loss by the Fund for any missed payments or other defaults resulting therefrom, unless the Custodian received timely notification from the Fund specifying the time, place and manner for the presentment of any such put bond owned by the Fund and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability for the accuracy or completeness of any notification the Custodian may furnish to the Fund with respect to put bonds or similar instruments;

          (3) Surrender Securities in temporary form for definitive Securities;

          (4) Hold directly, or through a Securities Depository with respect to Securities therein deposited, for the account of the Fund all rights and similar Securities issued with respect to any Securities held by the Custodian hereunder for that Fund;

          (5) Submit or cause to be submitted to the Fund or its investment advisor as designated by the Fund information actually received by the Custodian regarding ownership rights, including proxies pertaining to Assets held for the Fund;

          (6) Deliver or cause to be delivered any Securities held for the Fund in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

          (7) Deliver or cause to be delivered any Securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

          (8) Make or cause to be made such transfers or exchanges of the Assets specifically allocated to the Fund and take such other steps as shall be stated in Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

          (9) Deliver Securities upon the receipt of payment in connection with

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any repurchase agreement related to such Securities entered into by the Fund;

          (10) Deliver Securities owned by the Fund to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided, however, that in any such case the cash or other consideration is to be delivered to the Custodian. Notwithstanding the foregoing, the Custodian shall have no responsibility to the Fund for monitoring or ascertaining any call, redemption or retirement dates with respect to the put bonds or similar instruments which are owned by the Fund and held by the Custodian or its nominee where such dates are not published in sources routinely used by the Custodian. Nor shall the Custodian have any responsibility or liability to the Fund for any loss by the Fund for any missed payment or other default resulting therefrom unless the Custodian received timely notification from the Fund specifying the time, place and manner for the presentment of any such put bond owned by the Fund and held by the Custodian or its nominee. The Custodian shall not be responsible and assumes no liability to the Fund for the accuracy or completeness of any notification the Custodian may furnish to the Fund with respect to put bonds or similar investments but shall provide the Fund with information concerning such notices received;

          (11) Endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of the Fund;

          (12) Report the Asset positions of the Fund as of such dates as the Fund and the Custodian may agree upon, in accordance with methods consistently followed and uniformly applied. It is hereby expressly acknowledged and agreed that any Asset values that may be reflected in any such report shall be furnished by the Custodian solely on an accommodation basis and is provided to or for the benefit of the Fund (or the Fund's service provider or agent) as general information and is not intended to be a comprehensive summary or report of the value of the Assets comprising the Fund. No representation is made by the Custodian as to the accuracy or completeness of any such values. The Custodian does not undertake any duty or responsibility to notify or otherwise provide any updates or other revisions with respect to any such values. It is hereby further expressly acknowledged and agreed that the Custodian shall not be liable for any loss, cost, damage, expense, liability or claim directly or indirectly relating to any such values reflected on any such report for the Fund provided by the Custodian; and

          (13) Execute any and all documents, agreements or other instruments and take all actions as may be necessary or desirable for the accomplishment of the purposes of this Agreement.

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     d. Confirmation and Statements. Promptly after the close of business on each Business Day, the Custodian shall furnish the Fund with confirmations and a summary of all transfers to or from the account of the Fund during such Business Day. Where Securities purchased by the Fund are in a fungible bulk of securities registered in the name of the Custodian (or its nominee) or shown on the Custodian's account on the books of a Securities Depository, the Custodian shall by book-entry or otherwise identify the quantity of those securities belonging to the Fund. At least monthly, the Custodian shall furnish the Fund with a detailed statement of the Securities and other Assets held for the Fund under this Custody Agreement.

     e. Registration of Securities. The Custodian is authorized to hold all Securities, Assets, or other property of the Fund in nominee name, in bearer form or in book-entry form. The Custodian may register any Securities, Assets or other property of the Fund in the name of the Fund, in the name of the Custodian or any domestic subcustodian, in the name of any duly appointed registered nominee of such entity, or in the name of a Securities Depository or its successor or successors, or its nominee or nominees. The Fund agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of a domestic subcustodian or Securities Depository, any Securities which the Custodian may hold for the account of the Fund and which may from time to time be registered in the name of the Fund.

     f. Reporting and Recordkeeping. The ownership of the property whether securities, cash and/or other property, and whether held by the Custodian or a subcustodian or in a depository, clearing agency or clearing system, shall be clearly recorded on the Custodian's books as belonging to the Fund and not for the Custodian's own interest. Where certificates are legended or otherwise not fungible with publicly traded certificates (and in other cases where the Custodian and the Fund may agree), the Fund reserves the right to instruct the Custodian as to the name only in which such securities shall be registered and the Custodian, to the extent reasonably practicable, shall comply with such Instructions; provided, however, if the Custodian reasonably determines that compliance with such Instructions is not reasonably practicable or otherwise may conflict with applicable law, rule or regulation, the Custodian shall promptly notify the Fund and shall comply with reasonable alternatives as to which the parties may agree. The Custodian shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions for the Fund. All accounts, books and records of the Custodian relating thereto shall be open to inspection and audit at all reasonable times during normal business hours of the Custodian by any person designated by the Fund. All such books, records and accounts shall be maintained and preserved in the form reasonably requested by the Fund and in accordance with the Act and the Rules and Regulations thereunder, including, without limitation, Section 31 thereof and Rule 31a-1 and 31a-2 thereunder. All books, records and accounts pertaining to the Fund, which are in the possession of the Custodian, shall be the property of the Fund and such materials or (unless the delivery of original materials is required pursuant to applicable law) legible copies thereof in a format reasonably acceptable to the Fund, shall be surrendered promptly upon request; provided, however, that the Custodian shall be entitled to retain a copy or the original of any such books, records and accounts as may

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be required or permitted by applicable law and the Custodian's own policies and procedures. The Custodian will supply to the Fund from time to time, as mutually agreed upon, a statement in respect to any property of the Fund held by the Custodian or by a subcustodian.

     g. Segregated Accounts. Upon receipt of Instructions, the Custodian will, from time to time establish, segregated accounts on behalf of the Fund to hold and deal with specified Assets as shall be directed.

3. Settlement of Fund Transactions.

     a. Customary Practices. Settlement of transactions may be effected in accordance with trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Fund acknowledges that this may, in certain circumstances, require the delivery of Assets without the concurrent receipt of Securities (or other property) or cash. In such circumstances, the Custodian shall have no responsibility for nonreceipt of payments (or late payment) or nondelivery of Securities or other property (or late delivery) by the counterparty.

     b. Contractual Income. The Custodian shall credit the Fund, in accordance with the Custodian's standard operating procedure, with income and maturity proceeds on Securities on the contractual payment dates net of any taxes or upon actual receipt. To the extent the Custodian credits income on contractual payment date, the Custodian may reverse such accounting entries to the contractual payment date if the Custodian reasonably believes that such amount will not be received.

     c. Contractual Settlement. The Custodian will attend to the settlement of Securities transactions in accordance with the Custodian's standard operating procedure, on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Custodian settles certain Securities transactions on the basis of contractual settlement date accounting, the Custodian may reverse to the contractual settlement date any entry relating to such contractual settlement if the Custodian reasonably believes that such amount will not be received.

4. Lending of Securities. The Custodian may lend the Assets of the Fund to the extent that the Fund enters into, and in accordance with the terms and conditions of, one or more separate securities lending agreements, approved by the Fund.

5. Persons Having Access to Assets of the Fund.

     a. No trustee or agent of the Fund or Lincoln Life, and no officer, director, employee or agent of the Fund or Lincoln Life, of the Fund's investment adviser, of any sub-investment adviser of the Fund, or of the Fund's administrator, shall have physical access to the assets of the Fund held by the Custodian or be authorized or permitted to withdraw any investments of the Fund, nor shall the Custodian deliver any Assets of the Fund to any such person. No officer, director, employee or agent of the Custodian who holds any similar position with Lincoln Life, with the Fund's investment adviser, with

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any sub-investment adviser of the Fund or with the Fund's administrator shall have access to the Assets of the Fund.

     b. Nothing in this Section 5 shall prohibit any duly authorized officer, employee or agent of the Fund, or any duly authorized officer, director, employee or agent of Lincoln Life, of the Fund's investment adviser, of any sub-investment adviser of the Fund or of the Fund's administrator, from giving Instructions to the Custodian or executing a Certificate so long as it does not result in delivery of or access to Assets of the Fund prohibited by paragraph
(a) of this Section 5.

6. Standard of Care; Scope of Custodial Responsibilities.

     a. Standard of Care. The Custodian shall be required to exercise reasonable care with respect to its duties under this Agreement unless otherwise provided.

          (1) Notwithstanding any other provision of this Agreement, the Custodian shall not be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising out of the negligence or willful misconduct of the Custodian or of any agent, subcustodian or Foreign Custodian appointed by the Custodian.

          (2) The Custodian may consult with the Custodian's or the Fund's counsel with respect to any matter arising in connection with this Agreement, and the Custodian shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with the advice of such counsel. To the extent possible, the Custodian shall notify the Fund at any time the Custodian believes it needs advice of the Fund's counsel with regard to the Custodian's responsibilities and duties pursuant to this Agreement. If the Custodian wishes to seek and rely on legal advice from counsel that is neither the Custodian's counsel nor the Fund's counsel, and the Custodian seeks to be reimbursed for the counsel fees, then the Custodian must notify and seek prior approval of the Fund, which shall not be unreasonably withheld. The Custodian shall in no event be liable to the Fund or any Fund unitholder or beneficial owner for any action reasonably taken or omitted pursuant to such advice.

     b. Scope of Duties. Without limiting the generality of the foregoing, the Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

          (1) The acts or omissions of any agent appointed pursuant to Instructions of the Fund or its investment advisor including, but not limited to, any broker-dealer or other entity to hold any Assets of the Fund as collateral or otherwise pursuant to any investment strategy.

          (2) The title, genuineness or validity of the issue of any Securities purchased by the Fund, the legality of the purchase thereof, or the propriety of the amount paid therefor;

          (3) The legality of the sale of any Securities by the Fund or the propriety of the amount for which the same are sold;

          (4) The legality of the issue or sale of any Units, or the sufficiency of the amount to be received therefor;

          (5) The legality of the redemption of any Units, or the propriety of the amount to be paid therefor;

          (6) The legality of the declaration or payment of any distribution of the Fund; or

          (7) The legality of any borrowing for temporary administrative or emergency purposes.

     c. No Liability Until Receipt. The Custodian shall not be liable for, or considered to be the Custodian of, any money, whether or not represented by any check, draft, or other instrument for the payment of money, received by it on behalf of the Fund, until the Custodian actually receives and collects such money.

     d. Amounts Due from Transfer Agent. The Custodian shall not be required to effect collection of any amount due to the Fund from the Fund's transfer agent nor be required to cause payment or distribution by such transfer agent of any amount paid by the Custodian to the transfer agent.

     e. Collection Where Payment Refused. The Custodian shall not be required to take action to effect collection of any amount, if the Securities upon which such amount is payable are in default, if payment is refused after due demand or presentation, or with respect to any insolvency or similar proceeding, unless and until it shall be directed to take such action and it shall be assured to its satisfaction of reimbursement of its related costs and expenses.

     f. No Duty to Ascertain Authority. The Custodian shall not be under any duty or obligation to ascertain whether any Assets at any time delivered to or held by it for the Fund are such as may properly be held by the Fund under the provisions of its governing instruments or Prospectus.

     g. Reliance on Instructions. The Custodian shall be entitled to rely upon any Instruction, notice or other instrument in writing received by the Custodian and reasonably believed by the Custodian to be genuine and to be signed by an Authorized Person of the Fund. Where the Custodian is issued Instructions orally, the Fund acknowledges that if written confirmation is requested, the validity of the transactions or enforceability of the transactions authorized by the Fund shall not be affected if such confirmation is not received or is contrary to oral Instructions given. The Custodian shall be fully protected in acting in accordance with all such Instructions and in failing to act in the absence thereof. The Custodian shall be under no duty to question any direction of an Authorized Person with respect to the portion of the account over which such Authorized Person has authority, to review any property held in the account, to make any suggestions with respect to the investment and reinvestment of the Assets in the account, or to evaluate or question the performance of any Authorized Person. The Custodian shall not be responsible or liable for any diminution of value of any Assets held by the Custodian or its subcustodians pursuant to Instructions. In following Instructions, the Custodian shall be fully protected and shall not be liable for the acts or omissions of any person or entity not selected or retained by the Custodian in its sole discretion, including but not limited to, any broker-dealer or other entity designated by the Fund or Authorized Person to hold Assets of the account as collateral or otherwise pursuant to an investment strategy.

7. Appointment of Subcustodians; Transfer of Assets to Subcustodians or Brokers. The Custodian is hereby authorized to appoint one or more domestic subcustodians (which may be an affiliate of the Custodian) to hold Assets at any time owned by the Fund. The Custodian is also hereby authorized, when acting pursuant to Instructions, to settle or place Assets with a broker or any such domestic subcustodian in connection with derivative transactions of any kind, including futures, options, short selling, swaps or other transactions. When acting pursuant to such Instructions, the Custodian shall not be liable for the acts or omissions of any such broker or subcustodian.

8. Overdraft Facility and Security for Payment. In the event that the Custodian receives Instructions to make payments or transfers of Assets on behalf of the Fund for which there would be, at the close of business on the Business Day of such payment or transfer, insufficient monies held by the Custodian on behalf of the Fund, the Custodian may, in its sole discretion, provide an overdraft (an "Overdraft") to the Fund in an amount sufficient to allow the completion of such payment or transfer. Any Overdraft provided hereunder: (a) shall be payable on the next Business Day, unless otherwise agreed by the Fund and the Custodian; and (b) shall accrue interest from the date of the Overdraft to the date of payment in full by the Fund at a rate agreed upon from time to time by the Custodian and the Fund or, in the absence of specific agreement, by such rate as charged to other customers of the Custodian under procedures uniformly applied. The Custodian and the Fund acknowledge that the purpose of such Overdraft is to temporarily finance the purchase of Securities for prompt delivery in accordance with the terms hereof, to meet unanticipated or unusual redemptions, to allow the settlement of foreign exchange contracts or to meet other unanticipated Fund expenses. The Custodian shall promptly notify the Fund (an "Overdraft Notice") of any Overdraft. To secure payment of any Overdraft and related interest and expenses, the Fund hereby grants to the Custodian a first priority security interest in and right of setoff against the Assets in the Fund's account, including all income, substitutions and proceeds, whether now owned or hereafter acquired (the "Collateral"), in the full amount of such Overdraft, interest and expenses; provided that the Fund does not grant the Custodian a security interest in any Securities issued by an affiliate of the Custodian (as defined in Section 23A of the Federal Reserve Act). The Custodian and the Fund intend that, as the securities intermediary with respect to the Collateral, the Custodian's security interest shall automatically be perfected when it attaches. Should the Fund fail to pay promptly any amounts owed hereunder (other than the Lincoln Life's compensation obligations in Article IV), the Custodian shall be entitled to use available Assets in the Fund's account and to liquidate Securities in the account as necessary to meet the Fund's obligations relating to such Overdraft, interest and expenses. In any such case, and without limiting the foregoing, the Custodian shall be entitled to take such other actions(s) or exercise

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such other options, powers and rights as the Custodian now or hereafter has as a secured creditor under the Pennsylvania Uniform Commercial Code or any other applicable law.

9. Tax Obligations. For purposes of this Agreement, "Tax Obligations" shall mean taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses. To the extent that the Custodian has received relevant and necessary information with respect to the account, the Custodian shall perform the following services with respect to Tax Obligations:

     a. The Custodian shall file claims for exemptions or refunds with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate upon receipt of sufficient information;

     b. The Custodian shall withhold appropriate amounts, as required by U.S. tax laws, with respect to amounts received on behalf of nonresident aliens upon receipt of Instructions; and

     c. The Custodian shall provide to the Fund or the Authorized Person such information received by the Custodian which could, in the Custodian's reasonable belief, assist the Fund or the Authorized Person in the submission of any reports or returns with respect to Tax Obligations. The Fund shall inform the Custodian in writing as to which party or parties shall receive information from the Custodian.

     d. The Custodian shall provide such other services with respect to Tax Obligations, including preparation and filing of tax returns and reports and payment of amounts due (to the extent funded), as requested by the Fund and agreed to by the Custodian in writing. The Custodian shall have no independent obligation to determine the existence of any information with respect to, or the extent of, any Tax Obligations now or hereafter imposed on the Fund or the account by any taxing authority. Except as specifically provided herein or agreed to in writing by the Custodian, the Custodian shall have no obligations or liability with respect to Tax Obligations, including, without limitation, any obligation to file or submit returns or reports with any state, foreign or other taxing authorities.

     e. In making payments to service providers pursuant to Instructions, the Fund acknowledges that the Custodian is acting as a paying agent and not as the payor, for tax information reporting and withholding purposes.

                            ARTICLE II. - [RESERVED]

                           ARTICLE III. - [RESERVED]

                        ARTICLE IV. - GENERAL PROVISIONS

1.   Compensation.

     a. Lincoln Life will compensate the Custodian for its services rendered under this Agreement in accordance with the fees set forth on Appendix C (the "Fees"), which schedule may be modified by the Custodian after the Initial Term upon not less than sixty days prior written notice to, and the consent of, Lincoln Life. Any undisputed Fees not paid within sixty (60) days of the invoice date will be subject to a late charge equal to 1.5% of the Fees remaining unpaid. Additional charges of 1.5% per month will accrue and be owing on such undisputed and unpaid Fees for each additional month during which such Fees remain unpaid, subject to any maximum amounts imposed by law. If any Fees are disputed by Lincoln Life, the Custodian and Lincoln Life shall work together in good faith to resolve the dispute promptly.

     b. The Custodian will bill Lincoln Life as soon as practicable after the end of each calendar month. Lincoln Life will promptly pay to the Custodian the amount of such billing.

     c. If not paid directly or timely by Lincoln Life, the Custodian may, with prior approval of the Fund which may not be unreasonably withheld, charge against Assets held on behalf of the Fund compensation and any expenses incurred by the Custodian in the performance of its duties pursuant to this Agreement. The Custodian shall also be entitled, subject to the approval of the Fund, to charge against Assets of the Fund the amount of any loss, damage, liability or expense incurred with respect to the Fund, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement.

2. Liability for Depositories. The Custodian shall not be responsible for any losses resulting from the deposit or maintenance of Securities, Assets or other property of the Fund with a Securities Depository.

3. Damages. Under no circumstances shall the Custodian be liable for any indirect, consequential or special damages with respect to its role as Custodian or information vendor.

4. Indemnification; Liability of the Fund.

     a. Lincoln Life and the Fund shall indemnify and hold the Custodian harmless from all liabilities and costs and expenses, including reasonable counsel fees and expenses, relating to or arising out of the performance of the Custodian's obligations under this Agreement except to the extent resulting from the negligence or willful misconduct of the Custodian, any agent or subcustodian appointed by the Custodian or any of its or their directors, officers, agents, nominees or employees, in the performance of any functions hereunder, or any other failure to comply with the standard of care required by this Agreement. This provision shall survive the termination of this Agreement.

     b. The Custodian shall indemnify and hold Lincoln Life and the Fund harmless from all liabilities and costs and expenses, including reasonable counsel fees and expenses, resulting from: (i) the negligence or willful misconduct of the Custodian, any agent or subcustodian appointed by the Custodian or any of its or their directors, officers, agents, nominees or employees, in the performance of any functions hereunder, or any other failure to comply with the standard of care required by this Agreement; or (ii) any burglary, robbery, hold-up, theft, or mysterious disappearance, including loss by damage or destruction. This provision shall survive the termination of this Agreement.

     c. The Fund, Lincoln Life and the Custodian agree that the obligations of the Fund and Lincoln Life under this Agreement shall not be binding upon any of the directors/trustees, unitholders, nominees, officers, employees or agents, whether past, present or future, of the Fund and Lincoln Life, individually, but are binding only upon the Assets and other property of the Fund and Lincoln Life.

5. Force Majeure; Disaster Recovery and Business Continuity. Notwithstanding anything in this Agreement to the contrary contained herein, the Custodian shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the account resulting from any event beyond the reasonable control of the Custodian, its agents or its subcustodians (other than subcustodians that were engaged by the Custodian at the instruction of the
Fund). In the event of such event, or any disaster that causes a business interruption, the Custodian shall act in good faith and follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize service interruptions.

     The Custodian represents and warrants that it has implemented and maintains reasonable procedures and systems (including reasonable disaster recovery and business continuity plans and procedures consistent with legal, regulatory and business needs applicable to the Custodian's duties under this Agreement) to safeguard the Fund's records and data and the Custodian's records, data, equipment facilities and other property that it uses in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause, and the Custodian will make such changes to the procedures and systems from time to time as are reasonably required for the secure performance of its obligations hereunder.

6. Term and Termination.

     a. The term of this Agreement shall begin on the date hereof (the "Effective Date") and continue for an initial term of three (3) years (the "Initial Term"). After the Initial Term expires, this Agreement shall continue but either (1) the Custodian may terminate this Agreement with respect to the Fund by giving the Fund and Lincoln Life one hundred twenty (120) days notice in writing, specifying the date of such termination, or (2) Lincoln Life or the Fund may terminate this Agreement with respect to the Fund by giving the Custodian sixty (60) days notice in writing, specifying the date of such termination.

     b. This Agreement may be terminated by the following party or parties, as the case may be, for one or more of the following reasons, provided the terminating party or parties provides the applicable written notice to the other party or parties of the reason for such termination:

          (1) NonRenewal: This Agreement shall terminate with respect to the Fund at the end of the Initial Term if either the Custodian, Lincoln Life or the Fund provides notice that it does not want to renew or extend this Agreement at the end of the Initial Term;

          (2) Mutual Agreement: The Custodian, Lincoln Life and the Fund may mutually agree in writing to terminate this Agreement with respect to the Fund at any time;

          (3) "For Cause": (A) The Custodian may terminate this Agreement with respect to the Fund "For Cause," as defined below, by providing Lincoln Life and the Fund with written notice of termination "For Cause" at least 60 days prior to the date of termination of this Agreement with respect to the Fund, or (B) the Fund may terminate this Agreement with respect to the Fund "For Cause," as defined below, by providing the Custodian with written notice of termination "For Cause" at least 60 days prior to the date of termination of this Agreement with respect to the Fund; or

          (4) Failure to Pay: The Custodian may terminate this Agreement with respect to the Fund if the Custodian has notified the Fund and Lincoln Life that Lincoln Life has failed to pay the Custodian any undisputed amounts when due under this Agreement and it has failed to cure such default within 60 days of receipt of such notice (or, if Lincoln Life has disputed any amounts in good faith, upon resolution of the dispute).

For purposes of subparagraph (3) above, "For Cause" shall mean:

               (A) a material breach of this Agreement by any other party that has not been remedied for 30 days following written notice by the terminating party that identifies in reasonable detail the alleged failure of the other party to perform, provided that if such default is capable of being cured, then the other party shall be entitled to such longer period as may reasonably be required to cure such default if the other party shall have commenced such cure and is diligently pursuing same, but such cure must be completed within 120 days in any event;

               (B) when any other party commits any act or omission that constitutes gross negligence, willful misconduct, fraud or reckless disregard of its or their duties under this Agreement and that act or omission results in material adverse consequences to the terminating party;

               (C) a final, unappealable judicial, regulatory or administrative ruling or order in which any other party has been found guilty of criminal or unethical behavior in the conduct of its business that directly relates to the subject matter of the services provided hereunder; or

               (D) when any other party shall make a general assignment for the benefit of its creditors or any proceeding shall be instituted by or against the other party to adjudicate it as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize the other party, or protect or relieve its debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for a substantial portion of its assets, which proceeding shall remain unstayed for sixty (60) days or the other party shall have taken steps to authorize any of the above actions or has become unable to pay its debts as they mature.

     c. If this Agreement is terminated by any party with respect to the Fund (regardless of whether it is terminated pursuant to paragraph (b) above or for any reason other than those specified in paragraph (b) above), Lincoln Life shall pay to Custodian on or before the date of such termination any undisputed and unpaid fees owed to, and shall reimburse Custodian for any undisputed and unpaid out-of-pocket costs and expenses owed to, Custodian under this Agreement prior to its termination.

     d. If either (1) Lincoln Life or the Fund terminates this Agreement with respect to the Fund during the Initial Term for any reason other than those specified in paragraph (b) above, or (2) the Custodian terminates this Agreement with respect to the Fund during the Initial Term "For Cause" or Lincoln Life's "failure to pay" under subparagraphs (b)(3) or (b)(4) of this Section, respectively, then Lincoln Life shall be liable to the Custodian for all provable actual damages of Custodian arising from such termination, excluding punitive, special, indirect, incidental and consequential damages, and shall reimburse all Costs and Expenses incurred by the Custodian in connection with effecting such termination and converting the Fund to a successor custodian, including without limitation the delivery to such successor custodian, the Fund and/or the Fund's service providers, any of the Fund's Assets, property, records, data, instruments and documents. In addition, Lincoln Life shall reimburse the Custodian promptly for any actual, provable, extraordinary, non-customary and direct costs and expenses (other than any Costs and Expenses) incurred by the Custodian in connection with effecting such termination and converting the Fund to a successor custodian, including without limitation the delivery to such successor custodian, the Fund and/or the Fund's service providers, any of the Fund's Assets, property, records, data, instruments and documents.

     e. If either (1) the Custodian terminates this Agreement with respect to the Fund at any time for any reason other than those specified in paragraph (b) above, or (2) the Fund terminates this Agreement with respect to the Fund at any time "For Cause" under subparagraph (b)(3) of this Section, then the Custodian shall reimburse the Fund for any Costs and Expenses incurred by the Fund in connection with converting the Assets of the Fund to a successor custodian, including without limitation the delivery to such successor custodian, the Fund and/or the Fund's service providers, any of the Fund's Assets, property, records, data, instruments and documents.

     f. If this Agreement is terminated: (1) by either the Custodian, Lincoln Life, or the Fund for "nonrenewal" under subparagraph (b)(1); (2) by the Custodian, Lincoln Life, and the Fund "upon mutual agreement" under subparagraph
(b)(2); (3) by Lincoln Life or the Fund at any time after the Initial Term for any reason other than those specified in paragraph (b) above; or (4) by Custodian at any time after the Initial Term "For Cause" or Lincoln Life's "failure to pay" under subparagraphs (b)(3) or (b)(4) of this Section, respectively, then Lincoln Life shall reimburse Custodian promptly for any Costs and Expenses incurred by Custodian in connection with effecting such termination and converting the Fund to a successor custodian, including without limitation the delivery to such successor custodian, the Fund and/or the Fund's service providers any of the Fund's Assets, property, records, data, instruments and documents.

     g. For purposes of this Section 7 of this Article IV, "Costs and Expenses" incurred by a party shall mean any actual, provable, reasonable, customary and direct costs and expenses incurred by such party. For purposes of this Section 7 of this Article IV, Costs and Expenses shall not include any wind-down costs, including, without limitation, non-cancelable lease payments; severance payments due and payable to personnel of the Custodian or its subcustodians (other than subcustodians that were engaged by the Custodian at the instruction of the
Fund); unused equipment expense; and non-cancelable payments or termination charges regarding subcustodial services that were not incurred at the instruction of the Fund and that cannot be transferred or redeployed by Mellon.

     Such party must provide the other party or parties with written evidence of such costs and expenses before the other party or parties are obligated to pay them. Such party also has a duty to mitigate, and must exercise its duty to mitigate, such costs and expenses. Except as expressly set forth herein, no party hereto shall be responsible for any costs and expenses or damages of any kind whatsoever resulting from, related to or otherwise in connection with the termination of this Agreement.

     h. In the event that this Agreement is terminated by a party, the parties hereto agree to cooperate and act in good faith to ensure an orderly conversion of the Assets, property, records, data, instruments and documents of the Fund to a successor custodian with respect to the services provided under this Agreement. Without limiting the generality of the foregoing sentence, the Custodian agrees that, in the event this

Agreement is terminated by a party or the parties, it will deliver the Fund's Assets, property, records, data, instruments and documents to the Fund, its successor service providers and/or its other service providers, as the case may be, in a non-proprietary, commerically-available format.

     i. If, following termination of this Agreement with respect to the Fund, Custodian continues to perform any one or more of the services governed hereby with the express consent of the Fund, then the provisions of this Agreement, including without limitation the provisions dealing with indemnification and compensation, shall continue in full force and effect.

     j. In the event notice of termination is given by the Custodian, which notice shall be given at least 60 days prior to the date of termination (notwithstanding the reason for termination), the Fund shall, on or before the termination date, deliver to the Custodian a Certificate evidencing the vote of the Board designating a successor custodian. In the absence of such designation, the Custodian may designate a successor custodian, which shall be a person qualified to so act under the Act for the Fund. If the Fund fails to designate a successor custodian, the Fund shall, upon the date specified in the notice of termination, and upon the delivery by the Custodian of all Assets then owned by the Fund, be deemed to be its own custodian and the Custodian shall thereby be relieved of all obligations under this Agreement other than the duty with respect to Securities held in the Book-Entry System which cannot be delivered to the Fund.

     k. Upon termination of the Agreement, the Custodian shall, upon receipt of a notice of acceptance by the successor custodian, deliver to the successor all Assets then held by the Custodian on behalf of the Fund, after deducting all fees, expenses and other amounts owed, if any, that are not disputed in good faith by the Fund.

     l. Following termination, the Custodian will promptly forward income and principal received, if any, with respect to the Fund, including but not limited to tax reclaim payments for tax reclaims filed prior to termination, to a designated successor custodian.

     m. In the event of a dispute following the expiration or termination of this Agreement, all relevant provisions shall be deemed to continue to apply to the obligations and liabilities of the parties.

7. Inspection of Books and Records. The books and records of the Custodian directly related to the Fund shall be open to inspection and audit at reasonable times by officers and representatives of the Fund and auditors employed by the Fund at its own expense and with prior written notice to the Custodian, and by the appropriate employees of the Securities and Exchange Commission.

8. Miscellaneous.

     a. Appendix A is a Certificate signed by the Secretary of the Fund setting forth the names and the signatures of Authorized Persons. The Fund shall furnish a new

Certificate when the list of Authorized Persons is changed in any way. Until a new Certificate is received, the Custodian shall be fully protected in acting upon Instructions from Authorized Persons as set forth in the last delivered Certificate.

     b. Appendix B is a Certificate signed by the Secretary of the Fund setting forth the names and the positions of the present officers of the Fund. The Fund agrees to furnish to the Custodian a new Certificate when any changes are made. Until a new Certificate is received, the Custodian shall be fully protected in relying upon the last delivered Certificate.

     c. Any required written notice or other instrument shall be sufficiently given if addressed to the Custodian, Lincoln Life or the Fund, as the case may be, and delivered to it at its offices at:

The Custodian:

Mellon Bank, N.A.
One Mellon Center
500 Grant Street, 19th Floor
Pittsburgh, Pennsylvania  15258
Attn: Leonard R. Heinz, Esq., Senior Vice President and Associate General
      Counsel

Telephone: (412) 234-1508
Facsimile: (412) 234-8417

The Fund:

Lincoln National Variable Annuity Fund A
1300 S. Clinton Street
Fort Wayne, IN 46802
Attention: Chief Accounting Officer

Telephone: (260) 455-2330
Facsimile: (260) 455-1939

Lincoln Life:

The Lincoln National Life Insurance Company
1300 S. Clinton Street
Fort Wayne, IN  46802
Attention: Bill Flory

Telephone: (260) 455-2330
Facsimile: (260) 455-1939

     or at such other place as the parties may from time to time designate to the other in writing.

     d. This Agreement may not be amended or modified except by a written agreement executed by the parties.

     e. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement (including the compensation obligations of Lincoln Life) shall not be assignable by the Fund or Lincoln Life without the written consent of the Custodian, or by the Custodian without the written consent of the Fund, authorized or approved by a vote of the Board, and Lincoln Life; provided, however, that a fund merger or reorganization where the fund surviving from such merger or reorganization assumes the duties and obligations of the Fund under this Agreement shall not require the Custodian's consent; provided further, however, that the Custodian may assign the Agreement or any function thereof to any corporation or entity which directly or indirectly is controlled by, or is under common control with, the Custodian and any other attempted assignment without written consent shall be null and void.

     f. Nothing in this Agreement shall give or be construed to give or confer upon any third party any rights hereunder.

     g. The Custodian represents that it is a U.S. Bank within the meaning of paragraph (a)(7) of Rule 17f-5 under the 1940 Act. The Fund has the requisite amount and scope of fidelity bond coverage required by Rule 17g-1 under the 1940 Act, and has directors' and officers' errors and omissions insurance coverage. The Custodian will maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of Custodian's duties and responsibilities under this Agreement.

     h. The Fund acknowledges and agrees that, except as expressly set forth in this Agreement, the Fund is solely responsible to assure that the maintenance of the Fund's Assets hereunder complies with applicable laws and regulations, including without limitation the Act and applicable interpretations thereof or exemptions therefrom.

     i. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

     j. The captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     k. Each party represents to the others that it has all necessary power and authority, and has obtained any consent or approval necessary to permit it, to enter into and perform this Agreement and that this Agreement does not violate, give rise to a default or right of termination under or otherwise conflict with any applicable law, regulation, ruling, decree or other governmental authorization or any contract to which it is a party or by which any of its assets is bound. Each party represents and warrants that the individual executing this Agreement on its behalf has the requisite authority to bind such party to this Agreement. Lincoln Life and the Fund have received and read the "Customer Identification Program Notice", a copy of which is attached to this Agreement as Exhibit A.

     l. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

THE LINCOLN NATIONAL LIFE
INSURANCE COMPANY                       MELLON BANK, N.A.


By: /s/ Kristi J. Harkenrider           By: /s/ Christopher Healy
    ---------------------------------   ----------------------------------------
Name: Kristi J. Harkenrider             Name: Christopher Healy
Title: 2nd Vice President and           Title: First Vice President
       Assistant Treasurer              Date: August 30, 2007
Date: August 30, 2007


LINCOLN NATIONAL VARIABLE
ANNUITY FUND A


By: /s/ William P. Flory, Jr.
    ---------------------------------
Name: William P. Flory, Jr.
Title: Second Vice President and
       Chief Accounting Officer
Date: August 30, 2007

                                   APPENDIX C
                                  FEE SCHEDULE

                                                        Basis Point/ Unit Cost
                                                        ----------------------
Administrative Fee
Domestic
   1/10 basis point (.000010) on domestic assets                          0.10

Global
   Developed Markets Category 1                                           3.00
   Developed Markets Category 2                                           4.50
   Developed Markets Category 3                                           7.00
   Intermediate Markets Category 4                                       12.00
   Intermediate Markets Category 5                                       20.00
   Emerging Markets- Category 6                                          40.00

Structural Charges
   Per Domestic Account                                                 waived
   Per Global Account                                                   waived
   Per Fund of Fund                                                     waived
   Third party Lending Support (per fund)                             5,000.00

Transaction Fee
Domestic
   Per Depository or Fed Eligible Transaction                        $    1.00
   Per Physical Transaction                                          $   15.00
   Per Fed Funds Wire Received Or Delivered                          $    3.00
   Per Paydown                                                       $    1.00
   Per Option (per Write, Close, Expire, or Exercise)                $    5.00
   Per Forward Contract                                              $   20.00
   Per F/X Not Executed At Mellon                                    $   30.00
   Per Security Segregation                                          $    3.00

Global
   Developed Markets Category 1                                      $   25.00
   Developed Markets Category 2                                      $   25.00
   Developed Markets Category 3                                      $   25.00
   Intermediate Markets Category 4                                   $   50.00
   Intermediate Markets Category 5                                   $   60.00
   Emerging Markets- Category 6                                      $   85.00

Conversion and Implementation Costs
   Conversion and Implementation                            Waived (see Notes)

Workbench Information Delivery
Client Reporting
   Unlimited Workbench User IDs*

Customized Report Development
   Per Report (Minimum) for One-time Development Fee                 $1,000.00
   Per Report Annual Maintenance Fee                                 $  500.00
   Per Hour for Special Projects                                     $  150.00

NOTES

Custodian will pass through to the client any out-of-pocket expenses associated with the following:

..    Worldwide custody, including but not limited to, postage, courier expenses, registration fees, stamp duties, and fed wire fees, etc.

..    Postage and courier expenses associated with delivery of reports

..    Proxy or tender solicitation expenses incurred with respect to our duties

..    Charges for customized reporting development, programming, interface development and maintenance at $150 per hour

..    Costs on client specific, customized vendor feeds or data services used to support client customized reporting

..    Communication and hardware expenses including terminals, printers and leased lines required to support data transmissions to/from Custodian

..    Legal charges for extraordinary events, such as lawsuits, client initiated events and regulatory audits, etc.

..    The U.S. depository, physical and foreign market transaction categories will include buys and sells in the appropriate market, free trades, maturities, corporate action transactions, pairoff transactions, repurchase agreements, cross trades and fund mergers as well as transfers out of Custodian as it relates to a deconversion or transactions related to a transfer in kind. Subject to the provisions of Article IV, Section 7(f) and 7(g) of the Agreement to which this Appendix E is attached, (i) transactions related to the change of a sub-custodian will not be billed, nor will transactions related to a conversion of assets into Custodian be billed and (ii) Custodian will not charge transaction fees for security movements related to securities lending provided that Custodian or its affiliate is the securities lending agent.

..    Memo items and non-affiliated/external sweep products will be included as a
     U.S. depository transaction.

..    Non-U.S. cash transfers to/from an outside party are included under foreign market transactions. (Excludes cash transfers between accounts within Custodian's Subcustodian network.)

Additional fees may apply in situations where the following may occur: client's billing requirements are exceptional, client requires "rush" service or systems development, clients require consulting services and / or manual or otherwise exceptional pricing for securities, Tax Department support work, or client requires on-site training.

Market Tiers:

Developed Markets

Category 1: Canada, Euroclear, France, Germany, Italy, Japan, Netherlands, New Zealand, Spain, Sweden, Switzerland, United Kingdom, CEDEL

Category 2: Austria, Australia, Belgium, Denmark, Finland, Ireland, Luxembourg, Mexico, Norway, South Africa

Category 3: Argentina, Brazil, Hong Kong, Malaysia, Portugal, Singapore, South Korea, Sri Lanka, Thailand, Turkey

Intermediate Markets

Category 4: Czech Republic, Greece, Hungary, Indonesia, Israel, Peru, Taiwan, Zimbabwe

Category 5: Bangladesh, Bermuda, Botswana, Ghana, Kenya, Mauritius, Pakistan, Philippines, Poland, Uruguay

Emerging Markets

Category 6: Chile, China - Shanghai, China - Shenzhen, Colombia, Cyprus, Egypt, Estonia, India, Jordan, Morocco, Russia, Slovak Republic, Venezuela, Zambia

Earnings credits and Overdraft Fees:

     Earnings credits and overdraft rates will be calculated monthly on the basis of the following formula: The Account may earn interest on balances, including disbursement balances and balances arising from purchase and sale transactions. For each month during which the Custodian holds property for the Client, there shall be an adjustment to the custody fees, calculated as follows. For each day of the month in which the closing cash balance of the Account is more than zero, such cash balance amount will earn interest calculated by taking the amount of the idle balance multiplied by the Overnight Federal Funds Rate (defined below) minus .50% divided by 365 days. The amount of interest credit shall be known as the "Daily Credits." Alternatively, for each day of the month in which the closing balance of the Account is less than zero (an "overdraft"), the overdraft amount will be subject to a charge calculated by taking the amount of the overdraft multiplied by the Overnight Federal Funds Rate (defined below) plus .50% divided by 365 days. The amount of interest charge shall be known as "Daily Charges." The net of the Daily Credits and Daily Charges for a particular month will be credited or debited, as the case may be, to the Monthly Notification for the applicable period. Monthly credit balances will roll forward to offset future Custodian fees and expenses. Unused Daily Credits will expire at calendar year end. Credit balances may not be transferred. They are used exclusively to offset Custodian fees and expenses and shall not be applied against investment or other related expenses. A Daily Charge shall not apply to the extent that an overdraft is solely due to Custodian error.

     The term "Overnight Federal Funds Rate" shall mean, for any month, the average of daily "Federal Funds Rates" for such month. In turn, the daily Federal Funds Rates shall mean, for any day, the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day.

Initial Custody Conversion Fee Waiver

Custodian will not charge custody transaction charges (per this fee schedule) related to the initial conversion of assets to Custodian.

Custodian will not pass thru global custody market charges (including but not limited to, postage, courier expenses, registration fees, stamp duties, and fed wire fees, etc.) related to the initial conversion of assets to Custodian provided that the securities are properly registered at current custodian.

FEES WILL BE PAYABLE AS FOLLOWS

Fees will be calculated and billed on a monthly basis. Fees not paid within 60 days of the due date will be subject to a late charge of 1.5% of the amount billed. Additional charges of 1.5% per month will be incurred for each additional month fees remain unpaid.

THE LINCOLN NATIONAL LIFE
INSURANCE COMPANY                       MELLON BANK, N.A.


By: /s/ Kristi J. Harkenrider           By: /s/ Christopher Healy
    ---------------------------------       ------------------------------------
Name: Kristi J. Harkenrider             Name: Christopher Healy
Title: 2nd Vice President and           Title: First Vice President
       Assistant Treasurer              Date: August 30, 2007
Date: August 30, 2007


LINCOLN NATIONAL VARIABLE
ANNUITY FUND A


By: /s/ William P. Flory, Jr.
    ---------------------------------
Name: William P. Flory, Jr.
Title: Second Vice President and
       Chief Accounting Officer
Date: August 30, 2007